Exhibit 5.1

Regenique Group Limited	D +852 3656 6054
Ogier Global (Cayman) Limited	E nathan.powell@ogier.com
89 Nexus Way, Camana Bay	D +852 3656 6073
Grand Cayman, KY1-9009	E rachel.huang@ogier.com
Cayman Islands
Reference: NMP/RYH/511811.00001

23 October 2025

Regenique Group Limited (the Company)

We have acted as Cayman Islands counsel to the Company in connection with the Company’s registration statement on Form F-1, including all amendments and supplements thereto (the Registration Statement) as filed with the United States Securities and Exchange Commission (the Commission) under the United States Securities Act of 1933, as amended to date (the Act). Pursuant to the latest Registration Statement, the Company’s initial public offering (the Offering) relates to the offer and sale of:

(a)	2,000,000 Class A ordinary shares of US$0.0001 par value each of the Company; and

(b)	up to 300,000 Class A ordinary shares which an option for a period of 45 days will be granted to the representative of the underwriters, Network 1 Financial Securities Inc. (the Representative) of the Offering after the closing of the Offering to purchase a maximum of 15% additional Ordinary Shares offered in the Offering (the Over-allotment Option).

The Class A ordinary shares issued under the Offering (including the Class A ordinary shares that may be issued pursuant to the exercise of the Over-allotment Option) shall be collectively referred to as the IPO Shares.

We are furnishing this opinion as Exhibits 5.1, 8.1 and 23.2 to the Registration Statement.

1	Documents examined

For the purposes of giving this opinion, we have examined originals, copies, or drafts of the following documents:

(a)	the certificate of incorporation of the Company dated 13 November 2024 issued by the Registrar of Companies of the Cayman Islands (the Registrar);

(b)	the memorandum and articles of association of the Company dated 13 November 2024 and filed with the Registrar on 13 November 2024 (the Memorandum and Articles);

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Floor 11 Central Tower	Partners
28 Queen’s Road Central	Nicholas Plowman	Cecilia Li
Central	Nathan Powell	Yuki Yan
Hong Kong	Anthony Oakes	David Lin
T +852 3656 6000	Oliver Payne	Alan Wong	* admitted in New Zealand
F +852 3656 6001	Kate Hodson	Rachel Huang**‡	** admitted in England and Wales
ogier.com	David Nelson Justin Davis Joanne Collett Dennis Li	Florence Chan*‡ Richard Bennett**‡ James Bergstrom	‡ not ordinarily resident in Hong Kong

(c)	the amended and restated memorandum and articles of association of the Company adopted by special resolution passed on 8 April 2025 and conditional upon and with effect from 8 April 2025 and filed with the Registrar on 10 April 2025 (the Amended and Restated Memorandum and Articles);

(d)	a copy of the certificate of good standing of the Company dated 2 October 2025 issued by the Registrar (the Certificate of Good Standing).

(e)	the register of directors of the Company dated 11 December 2024 (the ROD);

(f)	the register of members of the Company as provided to us on 13 October 2025 (the ROM, and together with the ROD, the Registers);

(g)	a certificate from a director of the Company dated 23 October 2025 as to certain matters of facts (the Director’s Certificate);

(h)	a copy of the written resolutions of the directors of the Company dated 1 September 2025 and 22 October 2025 approving, among other things, the Company’s filing of the Registration Statement and issuance of the IPO Shares (the Board Resolutions);

(i)	a search of the Cayman Online Registry Information Service conducted against the Company at the Registrar on 22 October 2025 (the CORIS Search);

(j)	a draft copy of the underwriting agreement as exhibited to the Registration Statement (the Underwriting Agreement); and

(k)	the Registration Statement (together with the Underwriting Agreement the Documents).

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in this paragraph 2 without having carried out any independent investigation or verification in respect of those assumptions:

(a)	all original documents examined by us are authentic and complete;

(b)	all copies of documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete;

(c)	all signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine;

(d)	each of the Certificate of Good Standing, Registers and the Director’s Certificate is accurate and complete as at the date of this opinion;

(e)	all copies of the Registration Statement are true and correct copies and where any Document has been provided to us in draft or undated form, that Document conforms in every material respect to the latest drafts of the same produced to us and, where any Document has been provided to us in successive drafts marked-up to indicate changes to such documents, all such changes have been so indicated;

(f)	the Board Resolutions were duly passed in accordance with the then memorandum and articles of association of the Company and remain in full force and effect and the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him or her in approving the Offering and no director has a financial interest in or other relationship to a party of the transactions contemplated by the Documents which has not been properly disclosed in the Board Resolutions;

(g)	neither the director(s) nor the shareholders of the Company have taken any steps to appoint a liquidator of the Company, restructuring officer and no receiver has been appointed over any of the Company’s property or assets;

(h)	there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein;

(i)	the CORIS Search which we have examined is accurate and that the information disclosed by the CORIS Search is true and complete and that such information has not since been altered;

(j)	upon the issuance of the IPO Shares, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof; and

(k)	no invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any IPO Shares and none of the IPO Shares have been offered or issued to residents of the Cayman Islands.

3	Opinions

On the basis of the examinations and assumptions referred to above and subject to the limitations and qualifications set forth in paragraph 4 below, we are of the opinion that:

Corporate status

(a)	The Company has been duly incorporated as an exempted company with limited liability and is validly existing and in good standing with the Registrar under the laws of the Cayman Islands.

Authorised share capital

(b)	The authorised share capital of the Company is US$50,000 consisting of 500,000,000 shares with par value of US$0.0001 each, divided into 400,000,000 Class A Ordinary Shares of par value of US$0.0001 each and 100,000,000 Class B Ordinary Shares of par value of US$0.0001 each.

Valid issuance of shares

(c)	The issuance and allotment of the IPO Shares have been duly authorised and, when issued and allotted in accordance with the Registration Statement and the duly passed Board Resolutions and once consideration is paid for in accordance with the Registration Statement, will be validly issued, fully paid and non-assessable. Once the register of members of the Company has been updated to reflect the issuance as fully paid, the shareholders recorded in the register of members will be deemed to have legal title to the IPO Shares set against their respective names.

Registration statement - taxation

(d)	The statements contained in the Registration Statement in the section headed “TAXATION - Cayman Islands Taxation”, insofar as they purport to summarise the laws or regulations of the Cayman Islands, are accurate in all material respects and that such statements constitute our opinion.

4	Limitations and Qualifications

4.1	We offer no opinion:

(a)	as to any laws other than the laws of the Cayman Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the Documents to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the Cayman Islands; or

(b)	except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the Registration Statement, the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the Registration Statement and any other agreements into which the Company may have entered or any other documents.

4.2	Under the Companies Act (Revised) (Companies Act) of the Cayman Islands, annual returns in respect of the Company must be filed with the Registrar, together with payment of annual filing fees. A failure to file annual returns and pay annual filing fees may result in the Company being struck off the Register of Companies, following which its assets will vest in the Financial Secretary of the Cayman Islands and will be subject to disposition or retention for the benefit of the public of the Cayman Islands.

4.3	In good standing means only that as of the date of the Certificate of Good Standing the Company is up-to-date with the filing of its annual returns and payment of annual fees with the Registrar. We have made no enquiries into the Company’s good standing with respect to any filings or payment of fees, or both, that it may be required to make under the laws of the Cayman Islands other than the Companies Act.

4.4	We are not aware of any Cayman Islands authority as to when the courts would set aside the limited liability of a shareholder in a Cayman Islands company. Our opinion on the subject is based on the Companies Act and English common law authorities, the latter of which are persuasive but not binding in the courts of the Cayman Islands. Under English authorities, circumstances in which a court would attribute personal liability to a shareholder are very limited, and include: (a) such shareholder expressly assuming direct liability (such as a guarantee); (b) the company acting as the agent of such shareholder; (c) the company being incorporated by or at the behest of such shareholder for the purpose of committing or furthering such shareholder’s fraud, or for a sham transaction otherwise carried out by such shareholder. In the absence of these circumstances, we are of the opinion that a Cayman Islands’ court would have no grounds to set aside the limited liability of a shareholder.

4.5	In this opinion, the phrase “non-assessable” means, with respect to the Ordinary Shares of the Company, that a shareholder shall not, solely by virtue of its status as a shareholder, be liable for additional assessments or calls on the Ordinary Shares by the Company or its creditors (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstance in which a court may be prepared to pierce or lift the corporate veil).

5	Governing law of this opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the Cayman Islands;

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the Cayman Islands at the date of this opinion.

5.2	Unless otherwise indicated, a reference to any specific Cayman Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

6	Reliance

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the headings “Enforceability of Civil Liabilities” and “Legal Matters” of the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the Rules and Regulations of the Commission thereunder.

This opinion may be used only in connection with the offer and sale of the IPO Shares while the Registration Statement is effective.

Yours faithfully

/s/ Ogier
Ogier